EXHIBIT 23.(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Post-Effective Amendment No. Five to the Registration Statement (Form S-1, No. 333-104068) and the related Prospectus of B.F. Saul Real Estate Investment Trust for the registration of unsecured notes and to the incorporation by reference therein of our report dated December 6, 2005, with respect to the consolidated financial statements and schedules of B.F. Saul Real Estate Investment Trust included in its Annual Report (Form 10-K) for the year ended September 30, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia

January 5, 2006